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                                                                      EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                     Three Months
                                                                    Ended March 31,
                                                             --------------------------
                                                                2001             2000
                                                             ----------      ----------
Earnings:
Net Income                                                   $   12,252      $   35,473
Add:
  Income Taxes                                                    6,188          16,557
  Amortization of Capitalized Interest                              644             577
                                                             ----------      ----------
  Additions to Net Income                                        19,084          52,607
                                                             ----------      ----------
Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges                           18,915          22,790
  Interest Factor Attributable to Rentals                           432             342
                                                             ----------      ----------
  Adjustments for Fixed Charges                                  19,347          23,132
                                                             ----------      ----------
EARNINGS AS ADJUSTED                                         $   38,431      $   75,739
                                                             ==========      ==========
Fixed Charges:
  Fixed Charges above                                        $   19,347      $   23,132
  Capitalized Interest                                                -               -
                                                             ----------      ----------
TOTAL FIXED CHARGES                                          $   19,347      $   23,132
                                                             ==========      ==========
RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                              1.99            3.27
                                                             ==========      ==========






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